Exhibit 99.1

Media Contacts:	Investor Contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS FIRST-QUARTER 2009 RESULTS

•	Net loss per share of $(0.26), on a fully exchanged basis(a), excluding a previously announced pre-tax charge(b)

•	Restructuring operating revenue was $60.9 million vs. $15.5 million in the first quarter of 2008 and compared to $47.1 million in the fourth quarter of 2008, with assignments accelerating

•	Accelerated global senior-level hiring initiative

NEW YORK, April 28, 2009 – Lazard Ltd (NYSE: LAZ) today announced financial results for the first quarter ended March 31, 2009. Net loss(c) on a fully exchanged basis was $(29.7) million, or $(0.26) per share (diluted), for the first quarter of 2009, excluding a previously announced $62.6 million pre-tax charge ($56.1 million after-tax) as a result of costs related to staff reductions and realignments, compared to net income of $16.0 million, or $0.14 per share (diluted), for the first quarter of 2008. Including the above charge, net loss on a fully exchanged basis was $(85.8) million, or $(0.74) per share (diluted), for the first quarter of 2009.

On a U.S. GAAP basis, which is before exchange of exchangeable interests and includes the first-quarter pre-tax charge, the net loss was $(53.5) million, or $(0.77) per share (diluted), for the first quarter of 2009, compared to net income of $7.8 million or $0.14 per share (diluted) for the first quarter of 2008.

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

Comments

“This obviously continues to be a tumultuous environment which impacts the timing and level of our revenue,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard. “However, we believe that this is a time of great opportunity for Lazard. We have accelerated our major global hiring initiative at the senior level. We are reinforcing our areas of strength, investing in areas of growth, developing new products, containing costs and maintaining liquidity, in order to take advantage of current and future opportunities. Our planning is to have significantly improved revenues during the second half of the year.”

(a)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(b)	As previously announced, we recorded a $62.6 million pre-tax charge during the first quarter of 2009 as a result of staff reductions and realignments.
(c)	Refers to net income or loss attributable to Lazard Ltd.

“Our restructuring practice holds a clear leadership position and assignments are accelerating. Restructuring assignments normally are executed over a six- to eighteen-month period, which will affect the timing of the recognition of restructuring revenues,” said Mr. Wasserstein. “We also have maintained a strong market presence in M&A and complex strategic advisory transactions. Our Asset Management business has continued to offer many superior and diverse investment strategies. Although revenues from assets under management necessarily reflect market circumstances, products with superior performance should attract additional assets in the future,” said Mr. Wasserstein.

“We have maintained our approach of taking the long view with a focus on our client relationships, as we have for over 160 years,” said Mr. Wasserstein. “Our growth drivers for the long term will be the resurgence of M&A, the continual and accelerating need for restructuring, capital structure advisory and capital raising, and the performance of our Asset Management business. I remain confident in the strength of our business model.”

“Lazard’s financial position remains strong with more than $900 million of cash and marketable equity securities at the end of the quarter, and our businesses generate positive cash flow,” said Michael J. Castellano, Chief Financial Officer of Lazard. “Lazard has neither sought nor received any funds under TARP. We do not use our balance sheet to generate business.”

“Our backlog for completed transactions seems to be weighted toward the second half of 2009, which has an impact on the timing of our revenue recognition. Our Restructuring practice is well positioned for the growth of corporate defaults, which is expected to be at a record high level by the end of 2009,” added Mr. Castellano. “We are continuing to invest in our businesses for future growth and to focus on containing discretionary spending, as demonstrated by the 24% and 12% reduction in non-compensation costs in this year’s first quarter compared to the first and fourth quarters, respectively, of last year.”

“We expect that Financial Advisory revenue and operating income will continue to fluctuate from quarter to quarter and that quarterly patterns may differ from year to year. This is why it is always best to measure our results on an annual basis, particularly in uncertain markets like this,” said Mr. Castellano. “We remain confident that our intellectual capital approach and the operating leverage of our business model will continue to yield positive long-term results.”

“We are asserting our leadership as the world’s largest global independent financial advisory firm and are increasing the pace of senior hires,” said Steven J. Golub, Vice Chairman of Lazard. “We continued to advise on complex, global M&A and other strategic transactions during and since the first quarter, such as Haas Family Trusts in Rohm and Haas’ $18.8 billion sale to Dow Chemical, which closed on April 1,” said Mr. Golub. “We also are working on such recently announced assignments as Barclays’ $4.4 billion sale of its iShares business, GlaxoSmithKline’s up to $3.6 billion acquisition of Stiefel Laboratories, Exelon’s $13.7 billion exchange offer for NRG Energy, Caisse Nationale des Caisse d’Epargne’s planned merger with Banque Fédérale des Banques Populaires, Pfizer’s agreement with GlaxoSmithKline to create a world-leading, specialist HIV company; and Anheuser-Busch InBev’s $667 million sale of a 19.9% stake in Tsingtao to Asahi.”

“Restructuring continues to accelerate significantly as the default levels and the need for in-court Chapter 11 and out-of-court restructurings continue to grow. Our market-leading restructuring business grew over the past year, as a result of having the industry’s largest and most experienced group of restructuring and debt advisory professionals, teamed with our senior industry sector investment bankers across the U.S. and Europe, and in all the major markets around the world,” said Mr. Golub. “We expect to see restructuring and capital structure advisory activity continue to grow.”

“During and since the first quarter, we have been actively advising on more than 80 restructuring and debt advisory assignments worldwide, advising on 13 of the top 25 US Chapter 11 bankruptcies that were filed since January 2008, and advising the debtors or creditors on nine out of the ten largest North American bankruptcies filed in 2009,” said Mr. Golub. “These include advising on such bankruptcies as Lehman Brothers, Charter Communications and Nortel Networks. We also are advising Cemex in its negotiations with creditors and the UAW in negotiating VEBA restructurings with GM, Ford and Chrysler, among other assignments.”

“In addition, we are advising governments, governmental agencies or state-owned entities on the impact of the current economic situation on financial institutions in a number of European countries, including, among others, Austria, Belgium, Germany and Sweden,” said Mr. Golub. “Our Sovereign Advisory Group is currently advising a number of countries on the restructuring of sovereign debt, including Ecuador, the Ivory Coast and Gabon, and we are advising the German Ministry of Finance on the handling of impaired German bank assets.”

Operating Revenue and Operating Income

Operating revenue was $272.9 million for the 2009 first quarter, compared to $341.2 million for the first quarter of 2008. Operating revenue for the first quarter of 2009 includes Corporate revenue of $6.5 million, compared to a negative $39.7 million for the first quarter of 2008.

Operating loss, excluding the previously announced $62.6 million pre-tax charge, was $(28.2) million for the 2009 first quarter, compared to operating income of $18.0 million for the first quarter of 2008. The decrease was primarily attributable to the reduction in operating revenue offset by lower non-compensation expenses.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Core Operating Business

Lazard’s core operating business includes its Financial Advisory and Asset Management businesses. Core operating business revenue was $266.4 million for the first quarter of 2009, compared to $380.9 million for the first quarter of 2008, reflecting lower M&A and Corporate Finance revenues and the effects of market depreciation on asset management fees, offset by increased Restructuring revenue.

Financial Advisory

Financial Advisory operating revenue was $163.5 million for the first quarter of 2009, compared to $212.4 million for the first quarter of 2008.

Lazard’s Financial Advisory business of M&A and Strategic Advisory, Restructuring and Corporate Finance encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. Restructuring assignments normally are executed over a six- to eighteen-month period, which will also have an impact on the timing of the recognition of restructuring revenue.

M&A and Strategic Advisory

M&A and Strategic Advisory operating revenue was $96.5 million for the first quarter of 2009, compared to $166.0 million for the first quarter of 2008.

Among the transactions completed during the first quarter of 2009 on which Lazard advised were the following:

•	Nuclear Liabilities Fund in British Energy’s £12.5 billion sale to EDF

•	Hapag-Lloyd’s €4.45 billion sale to a Hamburg-led consortium

•	Banco Santander’s $1.9 billion acquisition of Sovereign Bancorp

•	Saint-Gobain’s €1.5 billion rights issue

•	Hammerson’s £584 million rights issue

•	Caisse Nationale des Caisses d’Epargne’s €540 million acquisition of 23% stake in Crédit Foncier de France from Nexity

•	Tower Group’s Special Committee on the $490 million acquisition of CastlePoint Holdings

•	Air France-KLM ‘s €323 million strategic partnership with Alitalia

•	Société Nationale d’Investissement in Zain and KIA fund’s MAD2.85 billion investment in Wana

•	Polaris Acquisition Corp.’s merger with HUGHES Telematics

•	Otsuka Pharmaceutical’s acquisition of Nutrition & Santé

Among the pending, announced M&A transactions on which Lazard advised in the first quarter, continued to advise, or completed since March 31, 2009, are:

•	Haas Family Trusts in Rohm and Haas’ $18.8 billion sale to Dow Chemical

•	Independent directors of KKR Private Equity Investors, L.P. in its combination with KKR

•	Acciona’s €11.1 billion sale of its 25% stake in Endesa to ENEL

•	Exelon’s $13.7 billion exchange offer for NRG Energy

•	Shareholders of Essent on the €9.3 billion offer by RWE

•	Ciba’s CHF 6.1 billion sale to BASF

•	Barclays’ $4.4 billion sale of its iShares business

•	GlaxoSmithKline’s up to $3.6 billion acquisition of Stiefel Laboratories

•	TM International’s INR72.9 billion acquisition of a 14.99% stake in Idea Cellular, and Idea Cellular’s subsequent merger with Spice Communications

•	Natixis’ €595 million sale of 35% of CACEIS capital to Crédit Agricole

•	Anheuser-Busch InBev’s $667 million sale of a 19.9% stake in Tsingtao to Asahi

•	PaperlinX’s A$790 million sale of Australian Paper to Nippon Paper Group

•	France Telecom’s €238 million acquisition of an additional 9.87% stake in Sonatel from the Senegalese government

•	Swedish National Debt Office’s SEK2,275 million sale of both Carnegie Investment Bank and Max Matthiessen

•	Pfizer’s agreement with GlaxoSmithKline to create a world-leading, specialist HIV company

•	Kingdom of Belgium in its agreement with BNP Paribas on ownership structure of Fortis Bank Belgium and Fortis Insurance Belgium

•	Caisse Nationale des Caisses d’Epargne’s planned merger with Banque Fédérale des Banques Populaires

•	Conflicts Committee of the Board of Directors of Magellan Midstream Holdings GP, LLC in Magellan Midstream’s capital structure simplification

•	Clickair’s merger with Vueling

Restructuring

Restructuring operating revenue was $60.9 million for the first quarter of 2009, compared to $15.5 million for the first quarter of 2008 and compared to $47.1 million for the fourth quarter of 2008. Restructuring assignments normally are executed over a six- to eighteen-month period, which will affect the timing of the recognition of restructuring revenues.

Restructuring and debt advisory assignments completed during the first quarter of 2009 on which Lazard advised include in-court Chapter 11 bankruptcies for Wellman Inc. and Heartland Automotive, as well as financial restructuring for CIFG, among others.

Among ongoing in-court Chapter 11 bankruptcies, on which Lazard has advised debtors or creditors during or since the first quarter of 2009, are:

•	Chemicals: Chemtura, Lyondell Chemical Company

•	Gaming, Entertainment and Hospitality: Midway Games, Tropicana Casino and Resort, Trump Entertainment and Resorts

•	Professional/Financial Services: BearingPoint, Lehman Brothers

•	Real Estate/Property Development: LandSource, Tarragon Corp., TOUSA, WCI Communities

•	Technology/Media/Telecom: Charter Communications, Hawaiian Telcom, Journal Register, Nortel, Tribune Co.

•	Other industries: Masonite, Pilgrim’s Pride, Smurfit-Stone Container, Spectrum Brands

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised during or since the first quarter of 2009, or were completed after March 31, 2009, are:

•	Alliance Bank (Kazakhstan) in the restructuring of its existing debt obligations

•	Belvédère – advising the FRN noteholder committee

•	Trustee for the Liquidation of Bernard L. Madoff Investment Securities LLC in connection with the sale of the market making business

•	BLB Worldwide Holdings in the restructuring of its existing capital structure

•	Capmark Financial on its debt and capital structure matters

•	Cemex on its debt restructuring

•	Countrywide (Apollo) – advising senior secured noteholders and senior noteholders in the company’s restructuring

•	Ferretti – advising senior and second lien creditor coordinating committee in Ferretti’s restructuring

•	The Hellenic Republic on the sale of assets of Olympic Airlines and Olympic Airways Services to Marfin Investment Group

•	Honsel – advisor to senior creditor’s committee in the company’s restructuring

•	INEOS Group on its covenant negotiations

•	Lehman Brothers Holdings on the sale of Lehman Brothers Banque France to Nomura

•	Metrovacesa on its restructuring

•	Morris Publishing in evaluating on strategic options regarding the company’s existing capital structure

•	RH Donnelley in evaluating strategic options regarding the company’s existing capital structure

•	True Temper on exploring alternatives regarding its capital structure

•	UAW in negotiating VEBA restructurings with GM, Ford and Chrysler

•	Verenium Corp. in evaluating alternatives with respect to its existing debt structure

•	Vita Group on its restructuring

Corporate Finance and Other

Corporate Finance and Other operating revenue was $6.1 million for the 2009 first quarter, compared to $30.9 million for the first quarter of 2008. These results were due to declines during the quarter in the value of fund closings by our Private Fund Advisory Group, as well as declines in Equity Capital Markets transactions and private placements by our Capital Markets Group.

Our Equity Capital Markets assignments in the first quarter of 2009 included Mead Johnson Nutrition’s initial public offering, and advising Geron and Progress Energy on their follow-on capital raising transactions. We advised CommScope on the issuance of new convertible debentures and the redemption of outstanding convertible debentures. We also advised Pier 1 Imports on the repurchase of its convertible senior notes and Oscient Pharmaceuticals on a maturity date extension for its convertible debt.

Our Alternative Capital Finance Group recently served as placement agent on a Registered Direct Offering (RD) during the first quarter of 2009 for Ariad Pharmaceuticals.

Asset Management

Asset Management operating revenue was $102.9 million for the first quarter of 2009 compared to $168.4 million for the 2008 first quarter.

Management fees were $93.5 million for the first quarter of 2009, compared to $158.0 million for the 2008 first quarter. Revenues in the first quarter of 2009 were primarily impacted by the effect that the declining equity markets had on assets under management.

Incentive fees were $5.4 million for the first quarter of 2009, all of which are attributed to traditional long-only investment strategies. There were no incentive fees in the first quarter of 2008.

Other Asset Management revenue was $4.0 million for the first quarter of 2009 compared to $10.4 million for the 2008 first quarter. The decrease was due primarily to lower interest and commission revenue during the first quarter of 2009.

Assets under management at the end of the first quarter of 2009 were $81.1 billion, representing an 11.0% decrease from the level of assets under management at year-end 2008. The results primarily reflect $2.4 billion of net outflows during the 2009 first quarter, $7.6 billion of market depreciation and the impact of the strengthening U.S. dollar during the first quarter. Average assets under management decreased 37.5% for the first quarter of 2009 to $86.1 billion from $137.8 billion for the first quarter of 2008.

Corporate

Corporate operating revenue was a positive $6.5 million for the first quarter of 2009, compared to a negative $39.7 million during the first quarter of 2008. Revenue in the 2009 first quarter represents primarily investment gains and returns on average cash balances. In the 2008 first quarter, the negative revenue was due to markdowns in our portfolios of debt and equity securities, which offset other investment gains.

Expenses

Compensation and Benefits

Compensation and benefits expense increased 5.2% to $203.5 million for the first quarter of 2009 compared to $193.6 million for the first quarter of 2008. The ratio of compensation and benefits expense to operating revenue was 74.6% for the first quarter of 2009, compared to 56.7% in the first quarter of 2008. Our compensation ratio for the first quarter of 2009 is not necessarily representative of the ratio for the full year. For example, the compensation ratio and expense for each quarter will be impacted by the timing of our actual operating revenue during the year. In addition, the ratio may be impacted by our accelerated global senior-level hiring initiative and competitive considerations to meet our employee retention objectives.

Compensation and benefits expense includes the amortization of restricted stock unit and deferred cash awards. This amortization is determined on a straight-line basis over the vesting periods and not on the basis of revenue recognition, and amounted to $82.8 million and $55.6 million in the first quarter of 2009 and 2008, respectively.

Non-Compensation

Non-compensation expense decreased 24.3% to $73.1 million for the first quarter of 2009, compared to $96.5 million for the first quarter of 2008. The ratio of non-compensation expense to operating revenue was 26.8% for the first quarter of 2009, compared to 28.3% for the first quarter of 2008. Factors contributing to the decrease include lower spending for travel and other business development expenses, consulting and recruiting fees as well as the strengthening of the U. S. dollar versus foreign currencies. In addition, the 2008 period included a $6.0 million provision for costs related to leases on abandoned space.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Restructuring Expense

During the first quarter, as previously announced, we redeployed our banking professionals into growth areas and reduced staffing in other areas to further optimize our mix of personnel, create greater efficiency, productivity and shareholder value. As a result, we recorded a pre-tax charge of $62.6 million during the first quarter. The charge includes severance and benefit payments, the acceleration of unamortized expense pertaining to restricted stock units previously granted to individuals who were terminated, and certain other expenses related to the restructuring initiative.

Provision for Income Taxes

The provision for income taxes on a fully exchanged basis was $2.5 million for the first quarter of 2009, compared to $5.3 million for the first quarter of 2008 (excluding in 2009 the effect of the restructuring expense). The effective tax rate for the first quarter of 2009, exclusive of LAM general partnership interests-related revenue, was not meaningful due to the pre-tax loss. The effective tax rate for the first quarter of 2008, exclusive of LAM general partnership interests-related revenue, was 25.0%.

Noncontrolling Interests

Net loss attributable to noncontrolling interests, assuming full exchange of interests held by members of LAZ-MD Holdings, amounted to $(1.1) million in the first quarter of 2009, compared to $(3.3) million in the first quarter of 2008. Noncontrolling interests include those interests attributable to various LAM-related general partnership interests held by our managing directors.

Capital

At March 31, 2009, Lazard reported total stockholders’ equity of $245.9 million. Reported total stockholders’ equity for the first quarter of 2009 includes a net increase in total Accumulated Other Comprehensive Loss due primarily to (i) net negative foreign currency translation adjustments of $19.7 million, and (ii) net markdowns of $9.3 million related to securities designated as available for sale, in each case including the amount attributable to noncontrolling interests.

During the first quarter of 2009, Lazard repurchased 267,419 shares of Class A common stock, for an aggregate cost of $5.6 million. Lazard’s remaining share repurchase authorization at March 31, 2009, was $120.7 million.

During the first quarter of 2009, Lazard repurchased $900,000 principal amount of its senior notes due in 2017 and recognized an aggregate gain of $258,000.

Strategic Business Developments

During the first quarter of 2009, Lazard continued to invest to support the firm’s strategy to create growth opportunities.

•

We have accelerated our major global hiring initiative at the senior level. Over the last six months, we have hired a number of senior professionals in our Financial Advisory business, including in debt advisory in France and Benelux, restructuring in the US, financial institutions and global healthcare advisory in the UK, and financial and capital structure advisory in Germany. We also recently named a global head of M&A.

•	In Asset Management, we continued to seed new strategies in our traditional and alternative investments business.

•

In February 2009, we entered into a strategic alliance with Alfaro, Davila y Rios S.C. (ADR), a financial advisory firm in Mexico, to provide global M&A advisory services for clients, both inside and outside of Mexico, who are seeking to acquire or sell Mexican assets or have interests in other financial transactions with Mexican companies, and to provide restructuring advisory services to Mexican clients. As a result of this alliance, as well as our relationships with Signatura Lazard in Brazil and MBA Lazard throughout Central and South America, Lazard now has complete coverage in the Latin American region.

U.S. GAAP Financial Information

The following table presents select financial results for the first quarter of 2009 compared to the first quarter of 2008 On a U.S. GAAP basis, which is before exchange of exchangeable interests and includes the $62.6 million pre-tax charge ($56.1 million after-tax) during first-quarter 2009 as a result of staff reductions and realignments.

($ in millions, except per share amounts)	Three Months Ended March 31,
	2009	2008
Operating income (loss) attributable to Lazard Ltd	$(90.8)	$18.0

Net income (loss)	$(53.5)	$7.8

Net income (loss) attributable to Lazard Ltd per share - diluted	$(0.77)	$0.14

Non-U.S. GAAP Financial Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income (loss) attributable to Lazard Ltd, assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating revenue

•	Noncontrolling interests assuming full exchange of exchangeable interests

•	Provisions for income taxes on a fully exchanged basis

•	Net income (loss) attributable to LAZ-MD

•	Net income (loss) attributable to other noncontrolling interests

•	Net income (loss) and related amount per share (diluted), assuming full exchange of exchangeable interests and excluding the restructuring expense

A reconciliation of non-U.S. GAAP financial information is presented on page 14 of this press release.

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 39 cities across 24 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

*        *        *

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

*        *        *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended March 31,
	2009	2008	Increase / (Decrease)
	($ in thousands)
Financial Advisory
M&A and Strategic Advisory	$96,474	$165,984	$(69,510)	(42)%
Financial Restructuring	60,929	15,538	45,391	292%
Corporate Finance and Other	6,094	30,906	(24,812)	(80)%

Total	163,497	212,428	(48,931)	(23)%

Asset Management
Management Fees	93,500	158,009	(64,509)	(41)%
Incentive Fees	5,435	—	5,435	NM
Other Revenue	4,000	10,424	(6,424)	(62)%

Total	102,935	168,433	(65,498)	(39)%

Core Operating Business Revenue (a)	266,432	380,861	(114,429)	(30)%

Corporate	6,473	(39,658)	46,131	NM

Operating Revenue (b)	272,905	341,203	(68,298)	(20)%

LAM GP Related Revenue/(Loss)	(1,070)	(3,253)	2,183	—
Other Interest Expense	(23,440)	(29,871)	6,431	—

Net Revenue	$248,395	$308,079	$(59,684)	(19)%

(a)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of all investments in Corporate.

(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008	% Change
	($ in thousands, except per share data)
Total revenue (a)	$276,922	$350,104	(21)%
LFB interest expense	(4,017)	(8,901)

Operating revenue	272,905	341,203	(20)%
LAM GP related revenue/(loss)	(1,070)	(3,253)
Other interest expense	(23,440)	(29,871)

Net revenue	248,395	308,079	(19)%
Operating expenses:
Compensation and benefits	203,532	193,561	5%

Occupancy and equipment	20,094	29,494
Marketing and business development	13,453	20,464
Technology and information services	15,922	16,241
Professional services	8,189	13,267
Fund administration and outsourced services	7,746	6,570
Other	7,678	10,460

Total non-compensation expense	73,082	96,496	(24)%

Restructuring expense (b)	62,550	—

Operating expenses	339,164	290,057	17%

Operating income (loss)	(90,769)	18,022	NM

Provision (benefit) for income taxes	(4,175)	4,840	NM

Net income (loss)	(86,594)	13,182	NM
Net income (loss) attributable to LAZ-MD	(32,027)	8,636
Net income (loss) attributable to other noncontrolling interests	(1,071)	(3,253)

Net income (loss) attributable to Lazard Ltd	$(53,496)	$7,799	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding (c):
Basic	70,144,338	49,980,193	NM
Diluted	70,144,338	110,396,898	NM
Net income (loss) per share:
Basic	$(0.77)	$0.16	NM
Diluted	$(0.77)	$0.14	NM

Supplemental Information Assuming Full Exchange of Exchangeable Interests and excluding restructuring expenses:

Operating income (loss), excluding restructuring expense	$(28,219)	$18,022	NM

Net income (loss) attributable to Lazard Ltd assuming full exchange of exchangeable interests and excluding restructuring expense	$(29,691)	$15,956	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding restructuring expense (d):
Basic	116,012,322	105,302,985	10%
Diluted	116,012,322	110,396,898	5%
Net income (loss) per share - assuming full exchange of exchangeable interests and excluding restructuring expense:
Basic	$(0.26)	$0.15	NM
Diluted	$(0.26)	$0.14	NM

Ratio of compensation to operating revenue	74.6%	56.7%
Ratio of non-compensation to operating revenue	26.8%	28.3%

See Notes to Unaudited Condensed Consolidated Statements of Operations

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Operations

(a)	Excluding LAM General Partnership related revenue

(b)	Expenses related to severance, benefits and other charges in the three month period ended March 31, 2009 in connection with the reduction and realignment of staff.

(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income (Loss) Per Share”.

(d)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2008 and excluding the restructuring expense noted in (b) above (see “Reconciliation of US GAAP to Full Exchange Results Excluding Restructuring Expense”).

NM	Not meaningful

LAZARD LTD

RECONCILIATION OF US GAAP RESULTS TO FULL EXCHANGE EXCLUDING RESTRUCTURING EXPENSE

	Three Months Ended March 31,
	($ in thousands, except per share data)
	2009	2008
Net income (loss) attributable to Lazard Ltd	$(53,496)	$7,799

Adjustment to exclude Restructuring expense:
Restructuring expense	62,550	—
Provision (benefit) for income taxes	(6,401)	—
Net income (loss) attributable to LAZ-MD	(21,075)	—

Net income (loss) attributable to Lazard Ltd excluding Restructuring expense	$(18,422)	$7,799

Adjustment for full exchange of exchangeable interests (a):
Tax adjustment for full exchange	(317)	(479)
Amount attributable to LAZ-MD	(10,952)	8,636

Net income (loss) attributable to Lazard Ltd excluding Restructuring expense and assuming full exchange of exchangeable interests	$(29,691)	$15,956

Diluted net income per share (b):
Net income (loss) attributable to Lazard Ltd	$(0.77)	$0.14
Net income (loss) attributable to Lazard Ltd and excluding Restructuring expense	$(0.27)	$0.14
Net income (loss) assuming full exchange of exchangeable interests and excluding Restructuring expense	$(0.26)	$0.14

(a)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2008 and an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests.

(b)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

( $ in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$826,599	$909,707
Cash segregated for regulatory purposes or deposited with clearing organizations	12,396	14,583
Receivables	399,025	712,526
Investments (a)
Debt	296,041	333,070
Equity	50,662	71,105
Other	212,228	215,792

	558,931	619,967

Goodwill and other intangible assets	177,717	175,144

Other assets	421,547	431,004

Total Assets	$2,396,215	$2,862,931

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities

Deposits and other customer payables	$317,448	$541,784

Accrued compensation and benefits	91,441	203,750
Senior debt	1,086,850	1,087,750
Other liabilities	504,555	567,895
Subordinated loans	150,000	150,000

Total liabilities	2,150,294	2,551,179

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $.01 per share:

Series A	—	—

Series B	—	—

Common stock, par value $.01 per share:

Class A	765	763

Class B	—	—

Additional paid-in capital	492,097	429,694
Accumulated other comprehensive loss, net of tax	(97,535)	(79,435)
Retained earnings	159,444	221,410

	554,771	572,432
Less: Class A common stock held by a subsidiary, at cost	(323,768)	(321,852)

Total Lazard Ltd stockholders’ equity	231,003	250,580
Noncontrolling interests	14,918	61,172

Total stockholders’ equity (b)	245,921	311,752

Total liabilities and stockholders’ equity	$2,396,215	$2,862,931

(a)	At fair value, with the exception of $75,993 and $75,695 of investments accounted for under the equity method at March 31, 2009 and December 31, 2008, respectively.

(b)	Effective January 1, 2009 in accordance with SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” noncontrolling interests are reported within Stockholders’ Equity.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Mar. 31, 2009 (a)	Dec. 31, 2008	Sept. 30, 2008 (b)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007
	($ in thousands, except per share data)
Financial Advisory
M&A and Strategic Advisory	$96,474	$192,678	$230,890	$225,108	$165,984	$313,622	$295,401	$164,318	$196,068
Financial Restructuring	60,929	47,135	23,944	32,666	15,538	32,321	56,161	29,073	9,620
Corporate Finance and Other	6,094	12,542	15,349	31,220	30,906	47,190	28,255	51,619	16,935

Total	163,497	252,355	270,183	288,994	212,428	393,133	379,817	245,010	222,623

Asset Management
Management Fees	93,500	107,987	145,332	157,108	158,009	165,432	157,424	142,230	130,639
Incentive Fees	5,435	16,353	10,179	8,429	—	48,959	7,315	5,752	5,006
Other Revenue	4,000	1,018	536	13,289	10,424	16,782	12,798	13,666	11,272

Total	102,935	125,358	156,047	178,826	168,433	231,173	177,537	161,648	146,917

Core operating business revenue (c)	266,432	377,713	426,230	467,820	380,861	624,306	557,354	406,658	369,540

Corporate	6,473	24,835	11,076	26,219	(39,658)	(6,710)	12,164	32,868	18,657

Operating revenue (d)	$272,905	$402,548	$437,306	$494,039	$341,203	$617,596	$569,518	$439,526	$388,197

Operating income (loss) (e)	$(28,219)	$54,093	$64,837	$87,738	$18,022	$132,278	$118,586	$89,163	$78,268

Net income (loss) attributable to Lazard Ltd	$(18,422)	$37,979	$31,671	$34,317	$7,799	$59,125	$40,267	$29,296	$26,354

Net income (loss) attributable to Lazard Ltd per share
Basic	$(0.27)	$0.54	$0.48	$0.61	$0.16	$1.17	$0.79	$0.57	$0.51
Diluted	$(0.27)	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73	$0.52	$0.47

Supplemental Information:

Net income (loss) attributable to Lazard Ltd assuming full exchange of exchangeable interests	$(29,691)	$61,154	$54,750	$64,570	$15,956	$122,577	$83,565	$61,515	$55,033

Net income (loss) attributable to Lazard Ltd per share assuming full exchange of exchangeable interests
Basic	$(0.26)	$0.52	$0.47	$0.58	$0.15	$1.16	$0.78	$0.57	$0.51
Diluted	$(0.26)	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73	$0.53	$0.47

Assets Under Management ($ millions)	$81,084	$91,109	$113,287	$134,139	$134,193	$141,413	$142,084	$135,350	$124,852

(a)	The three month period ended March 31, 2009 represents U.S. GAAP results less restructuring expense of $62,550, net of taxes.

(b)	The three month period ended September 30, 2008 represents U.S. GAAP results less a charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, net of taxes, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(c)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.

(d)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

(e)	Operating income is after interest expense and before income taxes and noncontrolling interests.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended March 31,
	2009		2008
	Total	excluding Restructuring	Total
	($ in thousands, except per share data)
Basic
Numerator:
Net income (loss) attributable to Lazard Ltd	$(53,496)	$(18,422)	$7,799
Add - net income (loss) associated with Class A common shares issuable on a non-contingent basis (a)	(815)	(279)	89

Basic net income (loss) attributable to Lazard Ltd	$(54,311)	$(18,701)	$7,888

Denominator:
Weighted average shares outstanding (a)	70,144,338	70,144,338	49,980,193

Basic net income (loss) attributable to Lazard Ltd per share	$(0.77)	$(0.27)	$0.16

Diluted
Numerator:
Basic net income (loss) attributable to Lazard Ltd	$(54,311)	$(18,701)	$7,888
Add - dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	—	—	—
Noncontrolling interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	—	—	8,068

Diluted net income (loss) attributable to Lazard Ltd	$(54,311)	$(18,701)	$15,956

Denominator:
Weighted average shares outstanding	70,144,338	70,144,338	49,980,193
Add - dilutive effect of incremental issuable shares:
Restricted stock units (b)	—	—	3,474,808
Equity security units (b)	—	—	—
Convertible notes (b)	—	—	—
Series A and Series B convertible preferred stock (c)	—	—	1,619,104
Exchangeable interests (d)	—	—	55,322,793

Diluted weighted average shares outstanding	70,144,338	70,144,338	110,396,898

Diluted net income (loss) attributable to Lazard Ltd per share	$(0.77)	$(0.27)	$0.14

(a)	For the three month periods ended March 31, 2009 and March 31, 2008, includes 993,024 and 1,185,282 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three month period ended March 31, 2009, includes 2,201,457 related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.

(b)	For the three month period ended March 31, 2009, the restricted stock units and convertible notes were not dilutive and for the three month period ended March 31, 2008, the equity security units and convertible notes were not dilutive.

(c)	For the three month period ended March 31, 2009, the Series A convertible preferred stock was not dilutive. For the three month period ended March 31, 2008, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions. The rate of conversion into Class A common stock is dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

(d)	For the three month period ended March 31, 2009, the LAZ-MD exchangeable interests were not dilutive.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2008

	Three Months Ended March 31,
	2009		2008
	Total	excluding Restructuring	Total
Basic	($ in thousands, except per share data)
Numerator:
Net income (loss) attributable to Lazard Ltd	$(85,840)	$(29,691)	$15,956
Denominator:
Weighted average shares outstanding (a)	116,012,322	116,012,322	105,302,985

Basic net income (loss) attributable to Lazard Ltd per share	$(0.74)	$(0.26)	$0.15

Diluted
Numerator:
Net income (loss) attributable to Lazard Ltd	$(85,840)	$(29,691)	$15,956
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	—	—	—

Diluted net income (loss) attributable to Lazard Ltd	$(85,840)	$(29,691)	$15,956

Denominator:
Weighted average shares outstanding	116,012,322	116,012,322	105,302,985
Add - dilutive effect of incremental issuable shares:
Restricted stock units (b)	—	—	3,474,809
Equity security units (b)	—	—	—
Convertible notes (b)	—	—	—
Series A and Series B convertible preferred stock (c)	—	—	1,619,104

Diluted weighted average shares outstanding	116,012,322	116,012,322	110,396,898

Diluted net income (loss) attributable to Lazard Ltd per share	$(0.74)	$(0.26)	$0.14

(a)	For the three month periods ended March 31, 2009 and March 31, 2008, includes 993,024 and 1,185,282 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three month period ended March 31, 2009, includes 2,201,457 related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.

(b)	For the three month period ended March 31, 2009, the restricted stock units and convertible notes were not dilutive and for the three month period ended March 31, 2008, the equity security units and convertible notes were not dilutive.

(c)	For the three month period ended March 31, 2009, the Series A convertible preferred stock was not dilutive. For the three month period ended March 31, 2008, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions. The rate of conversion into Class A common stock is dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	March 31, 2009	December 31, 2008	March 31, 2008	1Q 2009 v. 4Q 2008	1Q 2009 v. 1Q 2008
	($ in millions)
Equities	$61,773	$69,730	$109,576	(11.4)%	(43.6)%
Fixed Income	14,818	15,824	18,578	(6.4)%	(20.2)%
Alternative Investments	2,805	3,196	3,941	(12.2)%	(28.8)%
Private Equity (a)	1,512	1,579	1,547	(4.2)%	(2.3)%
Cash	176	780	551	(77.4)%	(68.1)%

Total AUM	$81,084	$91,109	$134,193	(11.0)%	(39.6)%

	Three Months Ended March 31,		Year Ended
	2009	2008	December 31, 2008
	($ in millions)
AUM - Beginning of Period	$91,109	$141,413	$141,413
Net Flows	(2,447)	1,716	1,371
Market and foreign exchange appreciation (depreciation)	(7,578)	(8,936)	(51,675)

AUM - End of Period	$81,084	$134,193	$91,109

Average AUM (b)	$86,097	$137,803	$122,828

% Change in average AUM	(37.5)%

(a)	Includes $1.2 billion, $1.2 billion and $1.1 billion as of March 31, 2009, December 31, 2008 and March 31, 2008, respectively, held by an investment company for which Lazard may earn carried interests.

(b)	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended March 31,
	2009		2008
	Total	excluding Restructuring	Total
Lazard Ltd Consolidated Effective Tax Rate	($ in thousands)
Operating Income (Loss)
Lazard Group
Allocable to LAZ-MD Holdings (weighted average ownership of 37.6% and 51.7% for the three month periods ended March 31, 2009 and March 31, 2008, respectively)	$(34,154)	$(10,681)	$9,196
Allocable to Lazard Ltd (weighted average ownership of 62.4% and 48.3% for the three month periods ended March 31, 2009 and March 31, 2008 respectively)	(56,754)	(17,677)	8,601

Total Lazard Group operating income (loss)	(90,908)	(28,358)	17,797
Lazard Ltd and its wholly owned subsidiaries	139	139	225

Total Lazard Ltd consolidated operating income (loss)	(90,769)	(28,219)	$18,022

Provision for income taxes
Lazard Group (effective tax rates of 5.0% and 24.4% for the three month periods ended March 31, 2009 and March 31, 2008, respectively. (a)
Allocable to LAZ-MD Holdings	$(1,724)	$674	$2,240
Allocable to Lazard Ltd	(2,830)	1,173	2,097

Total Lazard Group provision for income taxes	(4,554)	1,847	4,337
Tax adjustment for Lazard Ltd entity-level (b)	379	379	503

Lazard Ltd consolidated provision for income taxes	$(4,175)	$2,226	$4,840

Lazard Ltd consolidated effective tax rate	4.6%	NM	26.9%

Lazard Ltd Fully Exchanged Tax Rate
Operating Income (Loss)
Lazard Ltd consolidated operating income (loss)	$(90,769)	$(28,219)	$18,022
Adjustments for LAM GP related loss	1,070	1,070	3,253

Operating income (loss) excluding LAM GP related revenue	$(89,699)	$(27,149)	$21,275

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	$(4,175)	$2,226	$4,840
Tax adjustment for full exchange (c)	317	317	479

Total fully exchanged provision for income taxes	$(3,858)	$2,543	$5,319

Lazard Ltd fully exchanged tax rate	4.3%	NM	25.0%

(a)	Lazard Group effective tax rate of (6.5%) excluding the restructuring expense for the three month period ended March 31, 2009.

(b)	For the three month periods ended March 31, 2009 and March 31, 2008 represents an adjustment to the Lazard Ltd tax provision, from ($2,830) to ($2,451) and from $2,097 to $2,600 for an effective tax rate of 4.3% and 25.0%, respectively, applicable to Lazard Ltd’s ownership interest in Lazard Group’s operating income exclusive of its applicable share of LAM GP related gains and losses. For the three month period ended March 31, 2009, the income tax benefit associated with restructuring expense was $6,401 which significantly impacted the effective tax rate.

(c)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 4.3% and 25.0% for the three month periods ended March 31, 2009 and March 31, 2008 respectively.